Exhibit 99.1

PRESS CONTACT

Katryn McGaughey
508-293-7717
katryn.mcgaughey@emc.com

EMC Names Laura Sen to Board of Directors

HOPKINTON, MASS., SEPTEMBER 23, 2015 - EMC Corporation (NYSE:EMC) today announced the appointment of Laura J. Sen (59) to the EMC Board of Directors, effective immediately. Ms. Sen is currently Chief Executive Officer of BJ’s Wholesale Club. Her appointment expands the size of the EMC Board of Directors to thirteen.

Joe Tucci, EMC Chairman and Chief Executive Officer, said, “We are delighted to welcome Laura Sen to EMC. With her exceptional leadership record and deep operating experience, Laura will bring valuable insights to the Board as we work to ensure our company’s continued success.”

William D. Green, Independent Lead Director of the EMC Board of Directors, said, “Laura joins the EMC Board following an extensive search. We are extremely pleased and look forward to working with Laura.”
Prior to her current role at BJ’s, Ms. Sen spent more than 20 years at BJ’s in a broad range of senior management roles, including President from January 2008 to September 2015, Chief Operating Officer from January 2008 to February 2009 and Executive Vice President of Merchandising and Logistics from January 2007 to January 2008.

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EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.emc.com.

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